Exhibit 99.1
ASCENT MEDIA CORPORATION REPORTS THE PASSING OF JOSÉ ROYO
Englewood, Colorado — May 18, 2010 — Ascent Media Corporation (“Ascent Media” or the “Company”) (Nasdaq: ASCMA) today reported with great sadness the passing of José Royo, president, chief operating officer and a director of the Company and chief executive officer of the Company’s operating subsidiary, AMG. The Company extends its deepest condolences to Mr. Royo’s family, friends, and the many associates and colleagues whose lives he touched over the years.
“José was a thoughtful and caring business leader, mentor, partner, and friend,” said William Fitzgerald, Chief Executive Officer of Ascent Media Corporation. “José played a significant role in the media services industry, where he left an indelible mark. He was truly passionate about Ascent, its customers, and its people. José was a wonderfully devoted husband to his beloved wife, and father to his two young children. Our thoughts and prayers are with them at this difficult time. José will be missed.”
Prior to Ascent Media, Mr. Royo was CTO at Broadband Sports, Director of Program Management at Trilogy Software, Lead Software Architect at Harvard University, and Teaching Fellow in the Department of Asian Studies at Harvard University. He earned his AM, PhD, and MBA degrees from Harvard University, where he was a Harvard Baker Scholar and TDK Fellow.
Mr. Fitzgerald will serve as president and chief executive officer of AMG on an interim basis, in addition to his other duties.
About Ascent Media Corporation and Ascent Media Group
Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiary, AMG, which is primarily engaged in the business of providing content and creative services to the media and entertainment industries in the United States, the United Kingdom and Singapore. AMG provides solutions for the creation, management and distribution of content to motion picture studios, independent producers, broadcast networks, programming networks, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content.
Contact:
Erica Bartsch
Sloane & Company
212-446-1875
Ebartsch@sloanepr.com